CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            U.S. ENERGY SYSTEMS, INC.

U.S. Energy Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

         FIRST:   The name of the Corporation is U.S. Energy Systems, Inc.

         SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 6, 1981, under the name of "Cogenic Energy Systems, Inc."

         THIRD:   Article  Fourth  of  the Amended and Restated  Certificate  of
Incorporation is hereby amended to increase the authorized shares of Common Stock and Preferred Stock of the corporation.

         FOURTH: To accomplish the forgoing amendment, Article Fourth of the Amended and Restated Certificate of Incorporation relating to the capital of the corporation is hereby amended by striking out paragraph I of said Article Fourth thereof and substituting in lieu thereof, the following new paragraph:

                  "The total number of shares of stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of Common Stock and the par value of each such share is One Cent ($0.01); and Ten Million (10,000,000) shares of Preferred Stock and the par value of each such share is One Cent ($0.01). The Board of Directors shall determine, at its discretion, all rights and privileges to be attached to such Preferred Stock."

         FIFTH: The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, I have subscribed this document as of this 10th day of July, 2000 and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by me and are true and correct.

                                            U.S. ENERGY SYSTEMS INC.

                                            By:  /s/ Seymour J. Beder
                                                 --------------------
                                            Name:    Seymour J. Beder
                                            Title    Secretary

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